Filed pursuant to Rule 433

Registration Statement No. 333-171851

November 14, 2011

Puget Sound Energy, Inc.

$250,000,000 4.434% Senior Notes due 2041

PRICING TERM SHEET

Issuer:	Puget Sound Energy, Inc.

Anticipated Ratings*:	A3 by Moody’s Investors Service Inc.
A- by Standard & Poor’s Ratings Services

Principal Amount:	$250,000,000

Security Type:	Senior Notes

Issue Price:	100% of principal amount

Trade Date:	November 14, 2011

Settlement Date:	November 16, 2011 (T+2)

Maturity Date:	November 15, 2041

Coupon:	4.434%

Benchmark Treasury:	3.75% due August 15, 2041

Treasury Price:	112 - 29

Treasury Yield:	3.084%

Spread to Benchmark:	T+135 basis points

Reoffer Yield:	4.434%

Interest Payment Dates:	Semi-annually on May 15 and November 15, commencing on May 15, 2012

Redemption:	At any time at a discount rate of Treasury plus T+20 basis points, except that, during the 6 months prior to maturity, the notes may be redeemed at par

Denominations:	$1,000 and integral multiples of $1,000

Joint Book-Running Managers:	Barclays Capital Inc.
BNY Mellon Capital Markets, LLC
Mitsubishi UFJ Securities (USA), Inc.

Co-Managers:	J.P. Morgan Securities LLC
RBS Securities Inc.
Scotia Capital (USA) Inc.
SunTrust Robinson Humphrey, Inc.
U.S. Bancorp Investments, Inc.

CUSIP:	745332 CE4

ISIN:	US745332CE43

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Barclays Capital Inc. by calling 1-888-603-5847, BNY Mellon Capital Markets, LLC by calling 1-800-269-6864, or Mitsubishi UFJ Securities (USA), Inc. by calling 1-877-649-6848.

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